Exhibit 1

Waiver

     Reference hereby is made to that certain Underwriting Agreement, dated August 6, 2003 (the “Underwriting Agreement”), executed in connection with the initial public offering of CapitalSource Inc., a Delaware corporation (the “Issuer”). Capitalized terms used herein but not defined have the meanings ascribed to them in the Underwriting Agreement.

     The undersigned, as Representatives of the several Underwriters, hereby waive the provision contained in Section 5(j)(ii) of the Underwriting Agreement prohibiting the Selling Stockholders, including those Selling Stockholders named on Schedule A hereto (the “Schedule A Selling Stockholders”), from publicly disclosing the intention to make any offer, sale, pledge or disposition, or enter into any other such arrangement, without, in each case, the prior written consent of the Representatives. The foregoing waiver is solely (i) for the benefit of the Schedule A Selling Stockholders and (ii) to allow the Schedule A Selling Stockholders to amend on or after January 26, 2004 the Schedules 13D previously filed with the Commission to reflect each such Schedule A Selling Stockholder’s present intention to sell a portion of its Securities in a proposed underwritten offering managed by, among other underwriters, Credit Suisse First Boston LLC and Citigroup Global Capital Markets Inc.

     The waiver granted hereby does not constitute a waiver of any other provision of the Underwriting Agreement, including but not limited to the lock-up agreements contained in Section 5(h) and 5(j)(i), which provide that, for a period of 180 days after the date of the initial public offering of the Offered Securities, each of the Issuer and the Selling Stockholders, respectively, will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any additional shares of the Securities or securities convertible into or exchangeable or exercisable for any shares of the Securities, without the prior written consent of the Representatives. All requirements and restrictions set forth in Underwriting Agreement shall otherwise continue to apply pursuant to its terms.

     IN WITNESS WHEREOF, the undersigned have caused this Waiver to be signed by their respective officers thereunto duly authorized as of January 26, 2004.

CREDIT SUISSE FIRST BOSTON LLC CITIGROUP GLOBAL MARKETS INC. WACHOVIA CAPITAL MARKETS, LLC Acting on behalf of themselves and as the Representatives of the several Underwriters

By CREDIT SUISSE FIRST BOSTON LLC

By:	/s/ Chauncey Dewey

Name: Chauncey Dewey Title: Director

By CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Neil A. Mitchell

Name: Neil A. Mitchell Title: Managing Director

By WACHOVIA CAPITAL MARKETS, LLC

By:	/s/ J. Brit Stephens

Name: J. Brit Stephens Title: Managing Director

Schedule A

Farallon CS Institutional Finance II, L.P.
Farallon Capital Partners, L.P.
RR Capital Partners, L.P.
Madison Dearborn Capital Partners III, L.P.
Madison Dearborn Special Equity III, L.P.
Special Advisors Fund I, LLC
Wachovia Capital Partners LLC
John K. Delaney
Jason M. Fish